Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION ANNOUNCES RESIGNATION OF

ROSLYN B. PAYNE FROM ITS BOARD OF DIRECTORS

SANTA ANA, Calif., Dec. 31, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced that Roslyn B. Payne has resigned from its board of directors effective Dec. 28, 2009.

Payne, who joined the company’s board in 1988, is president of Jackson Street Partners. Ltd., a real estate venture capital and investments firm located in San Francisco.

“Roslyn has played an active role on our board and has been a key contributor during the past 21 years,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “On behalf of our management team and the entire board, I would like to thank Roslyn for her dedication and her many years of diligence and hard work as a director here at First American. We wish her the very best of luck in the future.”

About The First American Corporation

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com